EXHIBIT 16.1
May 3, 2007
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Cruisestock, Inc. File No. 333-135233
We have read the statements that Cruisestock, Inc. included under Item 4 of the Form 8-K report expected to be filed by May 4, 2007 regarding the recent change of auditors. We agree with all of the statements contained therein that pertain to us.
/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas